Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-196550, 333-202919, 333-209723, 333-216136, and 333-223093) pertaining to the 2004 Equity Incentive Plan, the 2011 Equity Incentive Plan, the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Arista Networks, Inc. of our reports dated February 15, 2019, with respect to the consolidated financial statements of Arista Networks, Inc. and the effectiveness of internal control over financial reporting of Arista Networks, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
February 15, 2019